Shanghai Rural Commercial Bank No.: 31440194170020

# Contract for Maximum Financing

**Contract for Maximum Financing**
**General Terms**

Signee:
Financing Bank: The name is described in the special agreement article 1
Financing Applicant: The name is described in the special agreement article 1

According to relevant national laws and regulations, both parties have formulated this contract by consensus.

**Article 1 The maximum amount of financing**

1. The maximum amount of financing agreed upon in this contract refers to the maximum amount of financing balance provided by the lender to the financing applicant for various types of on-balance sheet and off-balance sheet activities (hereinafter collectively referred to as "financing"), such as loan, trade financing (including but not limited to packaged export loans, import and export documentary bills, etc.), bill acceptance and discount, factoring, opening of credit letter, and opening of the letter of guarantee.

**2. The financing bank has the right to reduce the maximum amount of financing specified in this contract at any time according to the operating conditions and credit status of the financing applicant. The financing applicant agrees to use the financing within the amount of financing reduced by the financing bank. If the currency used in a specific business specified in this contract is inconsistent with the currency of the maximum financing, it shall be converted into the currency of the maximum financing according to the exchange rate determined by the financing bank for the purpose of determining the amount of financing. When the exchange rate changes, the financing bank has the right to convert at the changed exchange rate to determine the maximum amount of financing.**

**Article 2 The period of maximum financing**

1. See the special agreement article 3 for the period of maximum financing. During this period, the financing applicant shall submit an application to the financing bank for the amount of financing to be used, and the financing bank shall not accept the application for using the quota if the application is submitted by the financing applicant on a day later than the expiration date of the financing period. **The maturation date of each specific business that occurs during the above period shall not exceed six months after the expiration date of the financing period agreed in this contract.**

2. During the maximum financing period, the specific starting date and maturation date of each business occurring within the amount of maximum financing shall be based on the specific business contract, the specific financing certificate or the relevant creditor's certificate (specific business contract, specific financing certificate and the relevant creditor's certificate are collectively referred to as the "business contract" below).

**Article 3 Use of the maximum amount of financing**

1. Unless otherwise expressly agreed, the financing under this contract is non-committed, that is, at any time during the financing period, the financing bank has the right to refuse to approve the specific business application of the applicant or the extension of the contrac based on market conditions, funding, its own business needs, the ability of the financing applicant to perform or its financial status; or suspend, cancel, change or terminate all or

part of the financing under this contract, and require the financing applicant to immediately repay any or all of the unexpired financing, even if the maximum amount of financing specified in this contract or the amount of the limited financing for a specific business has not been fully withdrawn, used or exceeded. This contract will always apply unless the financing applicant and the relevant guarantor (if involved) properly sign the new maximum financing contract issued by the financing bank or if the amount of financing is terminated or cancelled by the financing bank. If the financing bank terminates or cancels the financing according to the provisions of this contract, the date of termination or cancellation shall be the expiration of the financing period, and the financing applicant shall immediately repay all balance under this contract. If the financing applicant has expected liabilities and contingent liabilities after the suspension, termination or cancellation of the financing, the financing bank has the right to require the financing applicant to immediately provide cash guarantee for the expected liabilities and contingent liabilities.

During the financing period, the financing applicant shall abide by the guarantees/commitments and other obligations stipulated in this contract. If the financing applicant violates any commitments or obligations under this contract, including but not limited to the failure to use the financing as agreed, failure to repay the financing according to agreed methods, non-compliance with commitments, violation of agreed financial indicators, cross-defaults (if involved) and fraudulent loan documents, the financing bank has the right to suspend, cancel or terminate all or part of the financing under this contract and require the financing applicant to repay the financing in advance. The compliance of the financing applicant with such guarantees/commitments and obligations does not impair or affect the non-committed nature of the contract and the above rights of the financing bank. Upon signing this contract, the financing applicant has confirmed that although the contract contains guarantees/commitments and other obligations, the financing bank may suspend, cancel or terminate at any time and require early repayment of all or any part of the financing, regardless of whether or not the financing applicant has violated any such guarantees/commitments or obligations.

2. For a specific business and its amount under the maximum amount of financing, the financing applicant can use it in a revolving fashion. However, each financing must be applied one by one and be approved by the financing bank before it can be used.

3. The interest rate, discount rate and/or other rates applicable to each specific business incurred in this contract shall be agreed upon between the financing bank and the financing applicant in a specific business contract.

**4. According to the actual business needs, if the business contract involved in a specific business is inconsistent with this contract, the business contract shall prevail.**

**Article 4 Guarantee Terms**

See Special Agreement Article IV.

**Article 5 Rights and Obligations of the Financing Applicant**

1. The financing applicant has the right to request the financing bank keep the information of production, operation, asset and account provided by the financing applicant confidential, except as otherwise stipulated by law.

2. The financing applicant assumes the following obligations:

(1) Shall provide true documents requested by the financing bank, as well as the balance of all bank accounts, account numbers and deposits and financing. In addition, the financing

applicant shall cooperate with the financing bank in its investigation, review and inspection.
(2) Shall accept the annual review and supervision of the financing bank regarding its use of credit funds, relevant production operations, and financial activities.
(3) The financing shall be used in accordance with the agreed terms specified in each business contract.
(4) The principal and interest of the financing and/or advance payment shall be repaid in full and on time in accordance with this contract and each business contract.
(5) The obligations shall be fulfilled in accordance with this contract and each business contract.
(6) The financing applicant shall immediately notify the financing bank of the following situations and actively cooperate with the financing bank to implement safeguard measures, so that the principal and interest of all financing and related expenses borrowed from the financing bank can be repaid:
1) The occurrence of a major financial loss, asset loss or other financial crisis;
2) Misappropriation of financing funds and other violations of this contract and business contracts;
3) Significant changes in the market related to the operations of the financing applicant that will affect its normal operations;
4) Provide financing or guarantees for the benefit of third parties or for the protection of benefit of third parties against losses, or provide a collateral guarantee(pledge) with own property (rights);
5) Major changes that have already taken place or may have taken place in the form of management systems or property rights organizations, including but not limited to the implementation of contracting, lease operations, joint ventures, mergers, acquisitions, divisions and joint ventures (cooperation), transfer of production (shares) rights, and shareholding system reforms;
6) Dispose of all or most of assets, or reduce the registered capital via sale, donation, lease, lending, transfer, mortgage, pledge or other methods;
7) Circumstances such as already occurred or pending business suspension, revocation or cancelation of business license, and voluntary or forced application (including pre-application) for bankruptcy or dissolution;
8) A major crisis has occurred in the operation or finance of its controlling shareholder or other related companies, thus affecting the normal operation of the financing applicant;
9) A major connected transaction with its controlling shareholder or other related companies, thus affecting the normal operation of the financing applicant;
10) Any litigation, arbitration or criminal or administrative penalty that exerts a material adverse effect on the business or asset status of the financing applicant;
11) Make foreign investment and substantially increase debt financing;
12) Other matters that may affect the ability of the financing applicant to pay debts.

**Article 6 Rights and Obligations of the Financing Bank**

1. The financing bank has the following rights:
(1) The right to require the financing applicant to timely repay the principal and interest of the financing and advance payment specified in this contract and business contracts.
(2) The right to require the financing applicant to provide information related to the use of the maximal amount of financing.

(3) The right to know the production operation, financial activities and credit status of the financing applicant.
(4) The right to supervise the use of the financing and/or other funds by the financing applicant according to this contract and business contracts. The right to require the financing applicant to fulfill the obligations stipulated in this contract and business contracts.
**(5) If the financing applicant fails to fulfill the obligations stipulated in this contract and/or each business contract, the financing bank has the right to terminate this contract and to decide to stop providing or cancel the financing or other unused funds of the financing applicant within the maximum financing amount. The right to require the financing applicant to repay the financing prematurely that has been issued within the maximum amount of financing or to require the financing applicant to deposit a corresponding amount of fund.**
2. The financing bank shall keep confidential the assets, finance, production and operation information as well as the personal information of the legal representative/responsible person, the actual owner and/or the senior management of the financing applicant, except as otherwise stipulated by law.

**Article 7 The financing applicant specifically guarantees the following:**

1. The financing applicant is an independent civil entity established in accordance with law and has all necessary rights and capabilities to sign this contract, fulfill the obligations specified in this contract and bear corresponding civil liabilities in its own name.
2. The signing and implementation of this contract have been fully authorized by the shareholders (general) meeting, the board of directors or any other authorized institutions.
3. The documents, materials, and certificates provided by the financing applicant regarding the financing applicant, the guarantor, the mortgagor (the pledger), and the collateral (the pledge) are true, accurate, complete and valid, and do not contain any major mistakes that do not match the facts or any omissions of material facts.
4. At the time of signing this contract, there were no litigation, arbitration, and criminal or administrative penalties with major adverse consequences to the financing applicant or the financing applicant's main assets, and it is expected that such litigation, arbitration, and criminal or administrative penalties will not occur during the execution of this contract. If such litigation, arbitration, and criminal or administrative penalties have occurred, the financing applicant shall immediately notify the financing bank.
5. Strictly abide by various national laws/regulations and the specified scope of business to carry out business operations. Timely handle the annual inspection procedures for the registration of corporate legal person.
6. Maintain or improve the current level of management to ensure the preservation and appreciation of existing assets. Do not waive any matured debts and do not dispose of existing major assets with unpaid or other inappropriate means.
7. At the time of signing this contract, the financing applicant did not experience any major events that could affect its fulfillment of the obligations specified in this contract.

**Article 8 Other expenses**

**For all costs of credit investigations, inspections, notary services and insurance related to this contract, and in the event that the financing applicant cannot timely repay the debts owed to the financing bank specified in this contract, the financing bank has the right to request the financing applicant to bear all expenses arising from**

**the realization of the credits via the financing activity, including but not limited to the lawyer fees, travel expenses, legal fees, preservation fees, asset disposal fees and other expenses borne by the financing applicant for realizing the credits via the financing activity. The financing applicant confirms its irrevocable commitment to confirm that the financing bank can collect the expenses from the financing applicant by means of the business contract, agreement or the invoice or receipt issued by relevant organizations, and the financing applicant shall not disagree with the amount of the expenses and shall make the payment in accordance with the requirements of the financing bank.**

**Article 9 Breach of Contract and Handling**

1. When the financing applicant, guarantor, or matters of mortgage/pledge violate the provisions of this contract or business contracts, **or when the financing applicant violates other contracts, agreements or legal documents signed between the financing applicant and the financing bank,** it constitutes a breach of contract.

2. **In the event of breach of contract, the financing bank has the right to take the following measures separately or simultaneously, and the financing applicant has no objection to the measures shown below:**

(1) Stop issuing financing that have not been used by the financing applicant within the maximum amount of financing.

(2) Announce that the financing already issued within the maximum amount of financing have matured in advance and collect the principal, interest and related expenses of the financing that have been issued within the maximum amount of financing.

(3) Unilaterally cancel the maximum amount of financing and terminate this contract simultaneously.

(4) For accepted drafts or letters of credit/letters of guarantee that have been opened during the maximum financing period, the financing bank may require the financing applicant to increase the amount of security deposit regardless of whether the financing bank has made advanced payment.

(5) Exercise relevant rights of guarantee (if any);

(6) Recourse in accordance with this contract.

3. If the mortgagor who provides the guarantee for the loan under the contract has sold, transferred, donated, and re-mortgage the collateral, used the collateral to pay off other debts, or used the collateral as a trust property without the prior written consent of the financing bank, the financing bank has the right to immediately cancel all or part of the loan, declare that the contract and/or the loan under this contract expires in advance, and has the right to recover the loan principal, corresponding interest and other expenses in advance.

4. If the pledger who provides the guarantee for the loan under the contract has sold, transferred, donated, and re-mortgage the pledge, used the pledge to pay off other debts, or used the pledge as a trust property without the prior written consent of the financing bank, the financing bank has the right to immediately cancel all or part of the loan, declare that the contract and/or the loan under this contract expires in advance, and has the right to recover the loan principal, corresponding interest and other expenses in advance.

**Article 10 Change and Cancellation of the Contract**

This contract may be changed or cancelled after the financing bank and the financing applicant have reached a consensus and formulated a written contract. The terms of this

contract remain in effect until a written contract for change or cancellation is reached. Neither party may unilaterally change, modify or cancel this contract without authorization.

**Article 11 Anti-corruption and anti-bribery provision**

The financing applicant and its guarantor will faithfully perform anti-bribery obligations, including but not limited to: the financing applicant and its guarantor are not aware of and have not taken any action that may directly or indirectly lead to violation of any applicable anti-bribery laws, and understand that any director, manager, agent, or employee of the financing applicant and its guarantor or its subsidiaries, or other persons acting on behalf of the financing applicant and the guarantor or its subsidiaries are also unaware of and have not taken any of these actions.

**Article 12: Compliance Actions**

1. The financing bank is required to comply with laws, regulations and requirements that are related to:

(1) Prevent money laundering, terrorist financing, corruption, tax evasion or the providence of financing and other services to individuals or entities who may be subject to economic or trade sanctions; or

(2) Investigate, prosecute or exercise rights as a result of any person violating any laws and regulations.

2. The financing bank may take and may instruct other members of the financing system to take actions that the financing bank considers appropriate ("Compliance Actions") to prevent or investigate criminal acts or potential violations of the sanction policies, or comply with relevant laws, regulations, sanctions policies, international standards, procedures within the relevant financing system, and/or public, regulatory or industry directives s related to members of any financing system. These compliance actions include: interception and investigation of any payment, communication or instruction; and initialization of further inquiries as to whether an individual or entity is bound by the sanction policies;

3. For experience of any party that is in whole or in part due to:

(1) Any action taken by the financing bank, or delay in performance or non-performance of any obligations of the financing bank under this agreement, or

(2) Any loss (including direct or indirect losses, or loss of income, data or benefits) or delays caused by any action taken by the financing bank or any member of the financing bank group in accordance with the "compliance action", the financing bank and any member of the financing bank group does not need to bear any responsibility to the financing applicant.

**Article 13 Group Credit**

The financing applicant guarantees that it will report in writing to the financing bank any connected transaction whose total amount exceeds 10% of its total net assets. These reports should include at least the following information:

1. The relationship between the parties involved in the reported connected transaction;
2. The details and nature of the reported connected transactions;
3. The amount of the transaction and its proportion to the total value of the net assets;
4. Pricing policies for connected transactions (including transactions with zero amount or only nominal fees).

**Article 14 Other matters**

1. **During the validity period of this contract, any actions of the financing bank carried out to forgive, extend or delay the implementation of the financing bank's rights and benefits specified in this contract in the event of contract violation and delay by the financing applicant shall not impair, affect or restrict all relevant rights and benefits of the financing bank specified in this contract and in compliance with legal provisions. The above actions shall not be deemed as permission by the financing bank for any breach of this contract, nor shall they be deemed as that the financing bank waives the right of action against current or future violations of the contract.**
2. **If this contract becomes legally invalid for any reason, or if some of the terms are invalid, the financing applicant shall still bear the responsibility of repaying all the debts owed to the financing bank as specified in this contract. If this happens, the financing bank has the right to terminate this contract and can immediately collect all debts owed by the financing applicant as specified in this contract.**
3. All matters related to this contract shall be delivered to the other party in writing according to the mailing address listed on the first page of this contract (if one party has notified the other party in writing to change the address, the new address shall be used).
4. If a notice is delivered by a courier, the date of receipt by the other party shall be deemed as the date the notice is delivered to the other party; if a notice is delivery by postal mail, the third working day from the date the mail is sent shall be deemed as the date the notice is delivered to the other party.
5. The contact address and electronic terminal (including mobile phone, fax number, E-mail address) provided by the financing applicant will serve as the delivery address of its respective agency for dispute resolution. The confirmed delivery address is applicable to each stage of dispute resolution including first trial, second trial, retrial, and execution.
6. If the delivery address changes during the performance of this contract, the financing applicant should promptly inform the financing bank of the changed address.
7. In addition to the above, effective delivery shall be deemed when the court of appeal or other agencies for dispute resolution deliver to the delivery address by mail. If the address is changed during the dispute resolution period, the financing applicant shall promptly inform the financing bank and the agencies for dispute resolution regarding the address change.
8. If the provided delivery address is inaccurate and the changed address is not promptly notified, or the legal document is not actually received by the addressee because the addressee or the recipient designated by the addressee refuses to sign the delivery, the date of return of the legal document is deemed to be the date of delivery.
9. The written supplementary contract reached between the financing bank and the financing applicant for unfinished or changed matters of this contract by consensus constitutes an integral part of this contract.
10. The title of this contract is for convenience only and should not affect the validity of this contract and the interpretation to the terms of this contract.
11. Definition

Business day: Refers to the day when the financing bank is engaged in general business operations (except Saturdays and Sundays and other statutory holidays).

Group customer: Refers to the recipient of enterprise/corporate loan/credit with the following characteristics:

(1) Directly or indirectly control legal persons of other enterprises and corporations or be controled by legal persons of other enterprises and corporations in terms of equity right or business decision-making;
(2) Jointly controlled by the legal person of a third party enterprise and corporation;
(3) Directly or indirectly controlled by the main investor, key management personnel or their close relatives (including the direct family members within three generations and the kinship relationship within two generations) jointly;
(4) There are other related relationships and the assets and profits may not be transferred according to the fair price principle, or when the bank believes that it should be treated as a group customer for credit management.
12. For other matters agreed by the parties, see Special Agreement Article 5.
13. For the number of contracts, see Special Agreement Article 6.

**Article 15 Dispute Resolution**
1. The formulation, implementation, interpretation and validity of this contract shall be governed by the laws of the People's Republic of China (for the purposes of this contract, excluding laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).
2. **Any dispute arising from or in connection with this contract shall be settled through friendly negotiation. If it cannot be settled through negotiation, it shall be submitted to the people's court in the competent jurisdiction at the location of the financing bank for litigation.**
3. If the financing bank and the financing applicant decide to apply for the notarization of various business contracts with the effect of compulsory enforcement, such notarization shall be handled in accordance with the specific agreement of each business contract.
**Article 16 Effectiveness of this contract**
This contract shall become effective on the date when it is signed by both parties, and shall automatically expire on the date when all debts and other related expenses owed by the financing applicant to the financing bank are paid in full.

**Contract for Maximum Financing**
**Special Terms**

**No. 31440194170020**

I. Instructions about the signee:
Financing bank: Shanghai Rural Commercial Bank Inc. Ltd., Zhangjiang Hi-tech Branch
Legal representative (person in charge): Ji Rong
Mailing Address: Fax:
Landline telephone: Postal Code:

Financing applicant: ACM Research (Shanghai) Inc.
Legal representative: Hui Wang
Mailing Address: Fax:
Landline telephone: Postal Code:
Mobile phone: E-mail:

II. The financing bank provides the financing applicant with the maximum amount of financing equal to (capital letters) RMB Twenty Million Yuan (numbers) 20,000,000 (when the capital letters are inconsistent with the numbers, the capital letters shall prevail). The specific variety of business and amount can be found in the specific business contract as agreed by the financing bank.

III. The maximum financing period is 12 months, that is, from February 19, 2019 to January 13, 2020. The first transaction of business shall not be later than May 19, 2019. The financing bank has the right to terminate this contract if the date of first transaction exceeds the date specified above. The date of first loan usage shall not be later than May 19, 2019, otherwise the financing bank has the right to terminate this contract.

IV. Terms of guarantee

1. All debts owed to the financing bank by the financing applicant specified in this contract shall be guaranteed by ____________(if the number of identification card is applicable) ____________with its property or the property that can be disposed of by it legally (related property) as the collateral for mortgage. The guarantor and the financing bank will sign a maximum mortgage contract (contract number:____).
2. All debts owed by the financing applicant to the financing bank specified in this contract shall be guaranteed by ____________ as a joint guarantor of liability. The guarantor and the financing bank will sign a maximum guarantee contract (contract number:____).
3. All debts owed by the financing applicant to the financing bank specified in this contract shall be guaranteed by ____________(if the number of identification card is applicable) ____________with its property or the property that can be disposed of by it legally (related property) as the collateral for pledge. The guarantor and the financing bank will sign a maximum pledge contract (contract number:____).
4. All debts owed by the financing applicant to the financing bank specified in this contract shall be guaranteed by Hui Wang identification card number Passport No.: 545822421 as a joint guarantor of liability (natural person). The guarantor has issued a personal certificate of guarantee for the maximum amount of guarantee (contract number: 31440194410020).
5. All debts owed by the financing applicant to the financing bank specified in this contract

shall be guaranteed by ____________(if the number of identification card is applicable) ____________as the guarantor. The contract of guarantee shall be signed when corresponding business contracts are signed.

V. Other agreed matters

_________________

VI. This contract has Four copies. The financing bank and the financing applicant shall each hold two copies, and all other relevant parties shall each hold / copy. / copy shall be archived. Each copy has the same legal effect.

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(This page is a signature page)

**Special reminder This contract consists of general terms and special terms. The lender has requested the financing applicant to gain a full and accurate understanding of the printed general terms and filled special terms included in this contract, especially the bold and underlined articles included in the general terms. The lender has fully advised the borrower to pay attention to the bold and underlined articles of this contract, and has provided corresponding explanation of these terms at the request of the financing applicant. Both signing parties agreed on the meaning of this contract and the terms of each agreement.**

Financing bank (Seal): Shanghai Rural Commercial Bank, Zhangjiang Hi-tech Branch
(Special stamp for credit contract)
Legal representative (responsible person) or attorney (Signature/Seal): Ji Rong

Financing Applicant (Signature/Seal): ACM Research (Shanghai) Inc.
Legal representative (responsible person) or attorney (Signature/Seal): Hui Wang

Date of Signing: February 19, 2019
Place of Signing: Shanghai